Exhibit 99.3

Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(386) 944-5643

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH ANNOUNCES ACQUISITION OF BEAVER CREEK CROSSINGS IN RALEIGH, NORTH CAROLINA FOR $70.5 MILLION

DAYTONA BEACH, FL – December 2, 2021 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced the acquisition of Beaver Creek Crossings, a 320,600 square foot multi-tenant retail property in the Apex submarket of Raleigh, North Carolina (the “Property”) for $70.5 million. The purchase price represents a going-in cap rate within the range of the Company’s guidance for initial cash yields.

“We’re excited to be reentering the Raleigh, North Carolina market with our acquisition of Beaver Creek Crossings,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “Raleigh has experienced explosive growth in recent years as it benefits from unprecedented corporate investment, an abundance of well-performing technology and life science companies, a high quality of life, and a highly educated workforce. Coupled with these market dynamics, the property’s strong tenant lineup, centralized location in one of the area’s most trafficked retail corridors, and future outparcel development upside makes Beaver Creek Crossings a high-quality addition to our growing portfolio. This acquisition completes the accretive redeployment of our office disposition proceeds and further positions our portfolio into high-quality, multi-tenanted retail and mixed-use properties.”

Beaver Creek Crossings was constructed in 2005 and is situated on more than 51 acres.  It is 15 minutes south of Research Triangle Park, the largest research park in the United States that houses hundreds of science and technology companies, government agencies, academic institutions, startups and nonprofits, including regional campuses for Apple and Google.  The Property, which is 97% occupied and benefits from strong demographics with a three-mile population of approximately 73,000 and average household incomes of nearly $115,000, is anchored by TJ-Maxx, HomeGoods, Dick’s Sporting Goods, Regal Cinemas, Old Navy and Ross Dress for Less, includes four undeveloped outparcel pads that represent future development opportunities and is the Company’s first TJ Maxx/HomeGoods anchored center.

The Company purchased the Property through a 1031 like-kind exchange using $66.7 million of restricted cash generated from the Company’s previously completed property dispositions, available cash, and draws from the Company’s unsecured revolving credit facility.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also owns an approximate 16% interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; the ultimate geographic spread, severity and duration of pandemics such as the recent outbreak of the novel coronavirus, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE or the venture formed when the Company sold its controlling interest in the entity that owned the Company’s remaining land portfolio, of which the Company has a retained interest; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.